Exhibit 8.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

Dianthus Therapeutics, Inc.

7 Times Square

43rd Floor

New York, NY 10036

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Dianthus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger of Dio Merger Sub, Inc., (“Merger Sub”), a newly-formed Delaware corporation and a direct, wholly-owned subsidiary of Magenta Therapeutics, Inc., a Delaware corporation (“Magenta”), with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger among Company, Magenta, and Merger Sub dated as of May 2, 2023 (the “Merger Agreement”). At your request, pursuant to Section 6.11(c) of the Merger Agreement and in connection with the filing of the Form S-4 (Registration No. 333-271917) on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.1

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Merger and the parties set forth in the Merger Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by Company and Magenta in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the Closing Date, (vi) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (vii) the Company, Magenta, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. Additionally, we confirm that the statements set forth in

[1]

Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as in effect as of the date of this Opinion. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

Dianthus Therapeutics, Inc.

July 17, 2023

the Registration Statement under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” are our opinion insofar as those statements contain legal conclusions with respect to matters of U.S. federal income tax law.

We express no opinion on any issue relating to the tax consequences of the Merger contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP